March 22, 2007


Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C.
c/o 2100 Larch Lane LLC
800 Westchester Avenue, S-618
Rye Brook, New York 10573

Ladies and Gentlemen:

               We have acted as counsel to Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C. (the "Fund"), a limited liability company organized under the laws of the State of Delaware, in connection with the registration of $100,000,000 of interests in the Fund ("Interests") under the Securities Act of 1933, as amended (the "1933 Act").

               In such capacity, we have reviewed the Fund's registration statement on Form N-2 under the 1933 Act and the Investment Company Act of 1940, as amended, as filed by the Fund with the Securities and Exchange Commission (File No. 333-139653) (the "Registration Statement"). We have also reviewed a draft of Pre-Effective Amendment No. 1 to such Registration Statement, substantially in the form which is expected to be filed on or about March 22, 2007. We are familiar with the actions taken by the Fund and its Board of Managers in connection with the organization of the Fund and the proposed issuance and sale of Interests, including but not limited to the adoption of a resolution authorizing the issuance of Interests in the manner described in the prospectus contained in the Registration Statement (the "Prospectus"). In addition, we have examined and are familiar with the Fund's certificate of formation and limited liability company agreement, as in effect on the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

               We have examined such Fund records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us. As to certain questions of fact material to our opinion, we have relied upon statements of officers of the Fund and upon representations of the Fund made in the Registration Statement.

               Based upon the foregoing, we are of the opinion that Interests, when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.


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Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C.
March 22, 2007
Page 2

               We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

               We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us as counsel to the Fund in the Prospectus.




                                            Very truly yours,


                                            /s/ Schulte Roth & Zabel LLP
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